Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FIRST QUARTER FISCAL 2019

HIGH POINT, N.C. (August 29, 2018) ─ Culp, Inc. (NYSE: CULP) today reported financial and operating results for the first quarter ended July 29, 2018.

Fiscal 2019 First Quarter Highlights

▪	Net sales were $71.5 million, down 10.1 percent over the prior year, with mattress fabrics sales down 23.6 percent and upholstery fabrics sales up 10.9 percent.

▪
Pre-tax income was $1.9 million, compared with $6.7 million for the prior year period.  Excluding restructuring and related charges of approximately $2.0 million, pre-tax income was $4.0 million for the first quarter of fiscal 2019.  (See reconciliation table on page 6).

▪
Net income was $957,000, or $0.08 per diluted share, compared with net income of $5.0 million, or $0.40 per diluted share, in the prior year period.  These results include the $2.0 million in restructuring and related charges noted above.

▪
The company’s financial position reflected total cash and investments of $39.3 million and $4.0 million outstanding on the company’s line of credit as of July 29, 2018, for a net cash position of $35.3 million.  (See summary of cash and investments table on page 6).

▪	The company announced a quarterly cash dividend of $0.09 per share, payable in October.

▪	Completed the majority ownership investment in eLuxury, an e-commerce company offering bedding accessories and home goods direct to consumers.

Financial Outlook

▪
The projection for the second quarter of fiscal 2019 is for overall sales to be down approximately 5 percent compared to the same period last year.  Pre-tax income is expected to be in the range of $3.6 million to $4.6 million, excluding any restructuring and related expenses and credits.  Pre-tax income for the second quarter of fiscal 2018 was $6.2 million.

▪
The company’s performance for the second half of fiscal 2019 is currently expected to be more in line with the results achieved during the second half of last fiscal year, assuming bedding industry relief materializes under U.S. trade laws.

Overview

For the first quarter ended July 29, 2018, net sales were $71.5 million, compared with $79.5 million a year ago.  On a pre-tax basis, the company reported income of $1.9 million, compared with pre-tax income of $6.7 million for the first quarter of fiscal 2018.  The company reported net income attributable to Culp, Inc. shareholders of $957,000, or $0.08 per diluted share, for the first quarter of fiscal 2019, compared with net income of $5.0 million, or $0.40 per diluted share, for the first quarter of fiscal 2018.  The effective income tax rate was 46.5 percent for the quarter, compared to 24.3 percent for the first quarter of last fiscal year.  The increase was primarily due to the mix of pre-tax income favoring the company’s foreign income tax jurisdictions that are taxed at higher income and withholding tax rates compared to the U.S. federal statutory rate of 21.0 percent.  The financial results for the first quarter of fiscal 2019 also included approximately $2.0 million in restructuring and related charges, due to the closure of the company’s Anderson, South Carolina, production facility.  Excluding these charges, pre-tax income for the first quarter of fiscal 2019 was $4.0 million.

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Culp Announces Results for First Quarter Fiscal 2019

August 29, 2018
Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “As expected, our results for the first quarter reflect challenging bedding industry conditions resulting primarily from the significant increase of low-priced imported mattresses from China. We estimate total mattress imports now represent approximately 20 percent of U.S. industry shipments. We are pleased that even with substantially lower sales of mattress fabrics from a year ago, we achieved an operating income margin in this business of close to eight percent. Additionally, we are optimistic that the U.S. bedding industry could benefit in the near term from relief under U.S. trade laws to address this situation. If and when such action would occur, we believe it will favorably affect our business and the domestic mattress industry going forward.  With regard to our upholstery fabrics business, we were pleased with the improved sales performance for the first quarter, which included an additional contribution from Read Window Products (“RWP”), acquired at the end of fiscal 2018.

“Overall, our operating performance for the first quarter was affected by lower sales of mattress fabrics, an unfavorable currency exchange rate in China, and the impact of closing our Anderson, South Carolina, operations.  While we are experiencing considerable headwinds, we are optimistic that we will begin to see improvement in our quarterly results in the second half of the fiscal year.  The incremental sales from RWP in the upholstery fabrics business, and the expected contribution to our mattress fabrics sales from our investment in eLuxury, completed in the first quarter, will support our product-driven strategy.  For both businesses, we remain focused on offering creative designs and innovative products that meet the changing demands of our customers.  Importantly, we have the financial strength to support our business in this current environment, and we are well positioned for continued growth as market conditions evolve,” said Saxon.

Mattress Fabrics Segment

Mattress fabrics sales for the first quarter were $37.0 million, compared with $48.4 million for the first quarter of fiscal 2018.

“As expected, our sales for the first quarter reflect the significant disruptions and uncertainties surrounding the mattress industry compared with market conditions a year ago,” said Iv Culp, president of Culp’s mattress fabrics division.  “We have continued to face very soft demand trends related to the rapid growth of low-cost imported mattresses from China.  The influx of these products has significantly disrupted the domestic mattress business and affected many of our customers.  As a leader in mattress fabrics and sewn covers, we felt a disproportionate impact with reduced orders from our major customers during the first quarter.  In addition, ongoing changes with a large mattress retailer have created more uncertainty throughout the mattress industry supply chain, which affected our distribution.  Despite these challenges, we continued to see consistent placements with our customers, and we have strong, established customer relationships and expect to see our business normalize as market conditions improve.

“We have remained focused on our product diversification strategy with a favorable product mix of mattress fabrics and sewn covers.  Although we experienced lower sales for CLASS, our mattress cover business, as compared to the same period last year, we are pleased with the recent trends.  We are expanding our business with existing customers, and we are also seeing orders from new customers in the growing boxed bedding space.  We recently launched our new line of bedding accessories, marketed under the brand name, ‘Comfort Supply Company by Culp,’ and we remain excited about the opportunities to extend our market reach.  As we have identified additional marketing channels, we have also implemented a new digital marketing strategy and expanded our social media presence to enhance Culp’s brand awareness and increase sales, especially with younger consumers.

“During the first quarter, we completed our previously announced majority ownership investment in eLuxury, an e-commerce company offering bedding accessories and home goods direct to consumers.  This strategic investment substantially expands our addressable market, provides an important new sales channel for Culp in the bedding accessories and home goods categories, and expands our ability to participate in the rapidly growing e-commerce direct-to-consumer space.  We have already developed and are beginning to launch our Phase One product offerings, and we are also creating innovative new items to be marketed through this exciting platform.  We believe eLuxury will enhance our strong value proposition, and we expect to see a meaningful contribution from this new business category by the second half of fiscal 2019.

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Culp Announces Results for First Quarter Fiscal 2019

August 29, 2018

“We have been aggressive over the past two years as we worked to create a sustainable, efficient platform with enhanced capacity and distribution capabilities,” added Culp.  “The flexibility and scalability of this platform have served us well, especially during the difficult market conditions we faced in the first quarter.  We continue to focus on maximizing the efficiency of our operations and aligning our costs in tandem with current and expected demand.  In addition, we have reduced our capital expenditure budget for the year and deferred certain projects that were originally expected to be completed in fiscal 2019.  Overall, our manufacturing and service platforms are in excellent condition worldwide, and we are excited about the benefits we will realize from our recent work.

“Looking ahead, we see continued uncertainty in the mattress industry that will affect short-term demand trends and our operating performance.  We are optimistic that the proposed relief being sought by the bedding industry under U.S. trade laws to address the impact of imported, low-priced mattresses from China will be favorable for our business.  Assuming such actions are successful, and factoring in the incremental sales from eLuxury, we expect our mattress fabrics sales and operating performance will improve in the second half of the fiscal year.  We have a solid core business and a strong competitive position across all product categories from fabric to sewn covers.  Furthermore, we have a comprehensive strategy in place to expand our market reach with complementary products and new sales channels, especially as the mattress industry begins to stabilize,” said Culp.

Upholstery Fabrics Segment

Sales for this segment were $34.5 million for the first quarter, compared with sales of $31.1 million in the first quarter of fiscal 2018.

“Our upholstery fabrics sales were in line with expectations for the first quarter of fiscal 2019, with a solid 10.9 percent growth in sales compared with the first quarter sales performance a year ago,” noted Boyd Chumbley, president of Culp’s upholstery fabrics division.  “Our ability to execute our product-driven strategy and diversify our customer base has been the key driver of our sales performance.  Culp’s creative designs and innovative products continue to resonate with our global customer base.

“Our results reflect consistent organic growth with our China produced fabrics, as we continued to see favorable demand trends for our popular line of ‘performance fabrics.’  Our sales for the quarter also included the first full quarter of financial results for RWP, and we are pleased with the successful integration of this window treatment business as we achieved our anticipated financial and operating objectives for the quarter.  Looking ahead, we are excited about the additional growth opportunities RWP provides as we extend our reach into the hospitality market.  We continue to diversify our sales with additional end-user markets and customers, as well as expand sales in certain other geographic markets.  Additionally, we are pleased with the continued growth of our fabric sold for stationary furniture applications.

“As expected, our operating performance for the first quarter of fiscal 2019 was primarily affected by an unfavorable currency exchange rate in China, although we did see some benefit from a weakening currency late in the quarter.  In addition, we incurred $2.0 million in restructuring and related charges for the previously announced closing of our Anderson, South Carolina, facility, which included approximately $1.5 million for inventory markdowns and $500,000 in severance and retention expenses.  We expect to recover most of these costs over the next two quarters from the sale of the plant and equipment in Anderson with anticipated proceeds of $1.7 million to $2.0 million.  We are on schedule to cease production in Anderson by the end of August.

“Looking ahead, currently the impact of the proposed tariffs and the associated geopolitical risks are uncertain.  We are monitoring the situation and the potential impact on Culp’s business, and if additional tariffs are implemented, we will determine an appropriate response. Additionally, we continue to closely monitor the gradual increase in raw material costs in China.  Despite these uncertainties, we believe Culp is well positioned to benefit from any uptick in demand for home furnishings and more stable market conditions,” added Chumbley.

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Culp Announces Results for First Quarter Fiscal 2019

August 29, 2018

Balance Sheet

“Maintaining a strong financial position is one of Culp’s top priorities for fiscal 2019,” added Ken Bowling, senior vice president and chief financial officer of Culp, Inc.  “We reported $39.3 million in total cash and investments and $4.0 million outstanding on the company’s line of credit as of July 29, 2018, for a net cash position of $35.3 million.  During the first quarter, we spent $2.2 million on capital expenditures, including vendor financed payments, funded $11.6 million for the eLuxury investment, and spent $1.1 million on regular dividends.  Consistent with the first quarter in previous years, the company borrowed funds for working capital requirements at the beginning of the fiscal year, and we expect to reduce this outstanding debt as soon as possible.”

Dividends and Share Repurchases

The company also announced that the Board of Directors approved the payment of the company’s quarterly cash dividend of $0.09 per share.  This payment will be made on October 15, 2018, to shareholders of record as of October 1, 2018.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

The company repurchased approximately 3,000 shares at the end of the first quarter of fiscal 2019, leaving $4.9 million available under the share repurchase program approved by the Board in June 2016.

Since June 2011, the company has returned approximately $57.1 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Financial Outlook

Commenting on the outlook for the second quarter of fiscal 2019, Bowling remarked, “We expect overall sales to be down approximately 5.0 percent compared with the second quarter of last year.

“We expect sales, operating income and margins in our mattress fabrics segment to show sequential improvement, but to be lower than the second quarter of fiscal 2018.  Assuming the mattress industry stabilizes, bedding industry relief materializes under U.S. trade laws and business conditions improve, we expect to see more normalized trends in the second half of fiscal 2019 that are more in line with the prior year.

“In our upholstery fabrics segment, we expect sales to be slightly higher compared to the same time last year.  Operating income and margins are expected to be slightly up compared with the same period a year ago, assuming more favorable trends in currency exchange rates and the elimination of operating losses associated with the Anderson facility.

“Considering these factors, the company expects to report pre-tax income for the second fiscal quarter of 2019 in the range of $3.6 million to $4.6 million, excluding any restructuring and related charges and credits.  Pre-tax income for last year’s second quarter was $6.2 million. Our performance for the second half of fiscal 2019 is currently expected to be more in line with the results achieved during the second half of last fiscal year.

“Based on our current budget, capital expenditures for fiscal 2019 are now expected to be in the $6.0 million to $6.5 million range, as we have moved to a more maintenance level of capital expenditures,” added Bowling.

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China and Haiti.

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Culp Announces Results for First Quarter Fiscal 2019

August 29, 2018

This release contains “forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding potential acquisitions, future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions, as well as our success in finalizing acquisition negotiations, and integrating acquired businesses.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in tariffs or trade policy, or changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 13, 2018 for the fiscal year ended April 29, 2018.

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Culp Announces Results for First Quarter Fiscal 2019

August 29, 2018

CULP, INC. Condensed Financial Highlights (Unaudited)
	Three Months Ended
	July 29, 2018	July 30, 2017
Net sales	$71,473,000	$79,533,000
Income before income taxes	$1,948,000	$6,742,000
Net income attributable to Culp, Inc.	$957,000	$4,984,000
Net income per share:
Basic	$0.08	$0.40
Diluted	$0.08	$0.40
Average shares outstanding:
Basic	12,510,000	12,399,000
Diluted	12,600,000	12,590,000

Adjusted Consolidated Statement of Operations For Three Months Ended July 29, 2018 (Unaudited)
	As Reported July 29, 2018	(1) Adjustments	July 29, 2018 Adjusted Results
Net Sales	$71,473	$-	$71,473
Cost of Sales (1)	60,914	(1,565)	59,349
Gross Profit	10,559	(1,565)	12,124

Selling, general, and administrative expenses	8,033	-	8,033
Restructuring expense (1)	451	(451)	-
Income from operations	2,075	(2,016)	4,091

Interest expense	20	-	20
Interest income	(150)	-	(150)
Other expense	257	-	257
Income before income taxes	$1,948	$(2,016)	$3,964

(1)
The $1.6 million adjustment for cost of sales represents a restructuring related charge for inventory markdowns. The $451 restructuring charge is for employee termination benefits. Both of these charges are associated with the closure of the company’s Anderson, South Carolina, plant facility. The were no restructuring activities during the three month period ending July 30, 2017.

Summary of Cash and Investments July 29, 2018, July 30, 2017, and April 29, 2018 (Unaudited) (Amounts in Thousands)
	Amounts
	July 29, 2018	July 30, 2017	April 29, 2018 *
Cash and cash equivalents	$8,593	$18,322	$21,228
Short-term investments - Available for Sale	-	2,469	2,451
Short-term investments - Held-To-Maturity	30,756	-	25,759
Long-term investments - Held-To-Maturity	-	30,907	5,035
Total cash and investments	$39,349	$51,698	$54,473

*Derived from audited financial statements.

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